Exhibit 10.8

MEMBERSHIP INTEREST EXCHANGE AND CHANGE OF CONTROL AGREEMENT

Execution Version

THIS MEMBERSHIP INTEREST EXCHANGE AND CHANGE OF CONTROL AGREEMENT (this "Agreement") is made and entered into as of the date last written below (the "Effective Date"), by and among SB Technology Holdings, Inc., a Florida corporation ("Pubco," the "Company," or "SBTH"); Canvas 2709, LLC, a Florida limited liability company ("Canvas"); Selkirk Global Holdings, LLC, a Washington limited liability company ("Selkirk"); and the holders of all of the issued and outstanding membership interests of Canvas, as listed on Schedule A-1 (collectively, the "Members" and, in their capacity as the Persons acquiring control of Pubco hereunder, the "Incoming Control Party"). Pubco, Canvas, Selkirk, and the Members are each referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, Canvas is a Florida limited liability company that owns and holds marketable fee simple title to certain improved real property located at 7311 NW 12th Street, Unit #15, Miami, Florida 33125, together with all improvements, fixtures, easements, and appurtenances thereto (collectively, the "Property"), as more particularly described on Schedule A;

WHEREAS, the Members own, collectively, one hundred percent (100%) of the issued and outstanding membership interests of Canvas (the "Membership Interests" or "Units");

WHEREAS, Pubco desires to acquire all of the Membership Interests from the Members, and the Members desire to exchange, assign, and transfer the Membership Interests to Pubco, such that Canvas shall become a wholly-owned subsidiary of Pubco;

WHEREAS, in consideration for the Membership Interests, Selkirk, the record holder of 95,858,282 issued and outstanding shares of Pubco's Series A Preferred Stock (the "Consideration Shares"), has agreed to transfer and deliver the Consideration Shares to the Members, pro rata in accordance with Schedule A-1, which Series A Preferred Stock carries super-voting rights and is convertible into common stock of Pubco, as set forth in Pubco's Certificate of Designation therefor;

WHEREAS, the Parties acknowledge that the transfer and delivery of the Consideration Shares to the Members will vest voting and economic control of Pubco in the Members and result in a change in a majority of Pubco's Board of Directors, thereby effecting a change of control of Pubco (the "Change of Control");

WHEREAS, the Parties acknowledge that, because title to the Property is and shall remain vested in Canvas and only the Membership Interests are being transferred, no deed, quitclaim, or other instrument of conveyance of the Property is required to be executed or recorded in connection with the transactions contemplated by this Agreement;

WHEREAS, the Parties intend that the Consideration Shares be transferred and delivered to the Members at Closing, upon delivery of the executed Assignment of Membership Interests and satisfaction of the conditions and covenants described in this Agreement;

WHEREAS, the Parties acknowledge and disclose that Paul Strickland serves as Secretary and a director of Pubco and as Managing Member of Selkirk, and that this Agreement therefore constitutes a related-party transaction, the terms of which the disinterested members of Pubco's Board of Directors have reviewed and approved as fair to, and in the best interests of, Pubco and its stockholders, with Mr. Strickland abstaining from the Pubco approval to the extent of his interest;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

"Assignment of Membership Interests"	The instrument(s) of assignment and transfer, substantially in the form of Exhibit A, pursuant to which the Members transfer the Membership Interests to Pubco.
"Board"	The Board of Directors of Pubco.
"Certificate of Designation"	The articles of amendment / certificate of designation, preferences, and rights of the Series A Preferred Stock adopted and filed by Pubco with the Florida Department of State, governing the Consideration Shares.
"Change of Control"	The change in voting and economic control of Pubco, and the related change in a majority of the Board, resulting from the transfer and delivery of the Consideration Shares to the Members, as contemplated by Section 5.
"Closing" / "Closing Date"	The consummation of the exchange of the Membership Interests for the Consideration Shares, the Change of Control, and the transfer and delivery of the Consideration Shares to the Members following satisfaction of the Conditions Precedent set forth in Section 6, on the date such delivery occurs.
"Canvas" / "Target"	Canvas 2709, LLC, a Florida limited liability company, which owns the Property.
"Conditions Precedent"	The conditions to Closing set forth in Section 6.
"Consideration" / "Exchange Consideration"	The 95,858,282 Consideration Shares to be transferred by Selkirk to the Members in exchange for the Membership Interests, as described in Section 3.
"Consideration Shares"	The 95,858,282 shares of Pubco's Series A Preferred Stock transferred, or to be transferred, by Selkirk to the Members as the Exchange Consideration.
"Effective Date"	The date on which this Agreement is executed and delivered by all Parties, as set forth on the signature page.
"Exchange Act"	The Securities Exchange Act of 1934, as amended.
"Incoming Control Party"	The Members, in their capacity as the Persons acquiring control of Pubco through the Consideration Shares.
"Material Adverse Change" / "MAC"	Any event, change, occurrence, or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to Canvas, the Property, or to Pubco's ability to consummate the transactions contemplated by this Agreement, excluding general economic, political,

	securities-market, or real-estate-market conditions that do not disproportionately affect Canvas or the Property.
“Membership Interests” / “Units”	All issued and outstanding membership interests of Canvas, constituting one hundred percent (100%) of the equity of Canvas.
“Members”	The holders of the Membership Interests, as listed on Schedule A-1.
“Operating Agreement”	The operating agreement of Canvas, as amended.
“Permitted Exceptions”	The exceptions to title to the Property set forth on Schedule B, together with real property taxes and assessments for the current year not yet due and payable.
“Person”	An individual, corporation, partnership, limited liability company, trust, governmental authority, or any other entity.
“Property”	The real property described in the Recitals and on Schedule A, owned by Canvas, including all improvements, fixtures, easements, and appurtenances thereto.
“Schedule 14F-1”	The Information Statement under Rule 14f-1 under the Exchange Act in connection with a change in a majority of the Board, required to be filed only if and to the extent Pubco is then a reporting company subject to Section 14(f) of the Exchange Act.
“Securities Act”	The Securities Act of 1933, as amended.
“Series A Preferred Stock”	A series of Pubco’s preferred stock having the super-voting and conversion rights set forth in the Certificate of Designation, such that the Consideration Shares, in the aggregate, represent voting control of Pubco.
“Stock Power”	An irrevocable, undated stock power covering the Consideration Shares, substantially in the form of Exhibit B, executed by the Members and delivered to Selkirk, to be used solely to effect the transfer and return of the Consideration Shares to Selkirk upon a Trigger Event.
“Trigger Event”	An event giving rise to forfeiture and rescission as set forth in Section 14.1.

2. DELIVERY OF CONSIDERATION SHARES

2.1 Delivery of Consideration Shares. At Closing, Selkirk shall transfer and deliver, or cause to be delivered, the Consideration Shares to the Members, pro rata in accordance with Schedule A-1, by delivery of duly executed transfer instructions to Pubco’s transfer agent. In addition, the Members shall execute and deliver to Selkirk an undated, irrevocable Stock Power covering the Consideration Shares, to be held by Selkirk and used solely to effect the return of the Consideration Shares to Selkirk upon a Trigger Event as provided in Section 14.

2.2 Status Pending Closing. From the Effective Date until Closing, the Consideration Shares shall remain registered in the name of Selkirk and shall not be transferred, voted, or pledged in respect of this transaction except in accordance with this Agreement. The super-voting rights of the Consideration Shares shall not vest in the Members, and no Change of Control shall be deemed effective, until the Consideration Shares are transferred and delivered to the Members at Closing.

2.3 Delivery at Closing. The Consideration Shares shall be transferred and delivered to the Members on the Closing Date, which shall occur upon written certification by Pubco and the Members that (a) the Members

have delivered the executed Assignment of Membership Interests transferring all of the Membership Interests to Pubco, (b) all Conditions Precedent set forth in Section 6 have been satisfied or duly waived, and (c) the Members and Canvas remain in good standing with respect to their representations and covenants under this Agreement.

2.4 Forfeiture. If the Members or Canvas fail to perform their covenants under this Agreement — including, without limitation, the timely delivery of the Membership Interests free and clear under Section 3 — the Consideration Shares shall be forfeited and returned to Selkirk in accordance with Section 14, and all board appointments, officer appointments, and related agreements contemplated hereby shall be rescinded.

3. EXCHANGE OF MEMBERSHIP INTERESTS; CONSIDERATION

3.1 Exchange. Subject to the terms and conditions of this Agreement, at Closing the Members shall exchange, assign, transfer, and deliver to Pubco, and Pubco shall acquire from the Members, all of the Membership Interests, free and clear of all liens, claims, and encumbrances, such that Canvas becomes a wholly-owned subsidiary of Pubco.

3.2 Consideration. In full consideration for the Membership Interests, Selkirk shall transfer and deliver to the Members, pro rata in accordance with Schedule A-1, the Consideration Shares — 95,858,282 shares of Pubco's Series A Preferred Stock — in the manner described in Section 2 and this Section 3. The Parties acknowledge that the Consideration Shares carry the super-voting rights described in the Certificate of Designation and that their transfer to the Members will effect the Change of Control described in Section 5.

3.3 Form of Transfer. The Consideration Shares are duly authorized, validly issued, fully paid, and non-assessable, and shall be transferred and delivered in reliance upon an applicable exemption from registration under the Securities Act, bearing appropriate restrictive legends.

3.4 Delivery Deadline. The Members shall deliver the executed Assignment of Membership Interests and all related consents required to transfer the Membership Interests to Pubco on or before the date that is sixty (60) calendar days following the Effective Date (the "Closing Deadline"), subject to extension by mutual written agreement.

3.5 Failure to Deliver. The failure by the Members to deliver the Membership Interests free and clear by the Closing Deadline, or any material breach by the Members or Canvas of their representations regarding the Membership Interests or the Property, shall constitute a Trigger Event under Section 14.1.

3.6 Cooperation. The Parties shall cooperate reasonably with each other in connection with the exchange of the Membership Interests and the transfer of the Consideration Shares, including by executing customary assignments, acknowledgments, and consents reasonably required to effect the transfer of the Membership Interests and the related transactions.

3.7 No Conveyance of Real Property; No Recording Required. The Parties acknowledge and agree that title to the Property is, and following Closing shall remain, vested in Canvas, and that only the Membership Interests are being transferred hereunder. Accordingly, no deed, quitclaim, or other instrument of conveyance of the Property is required to be executed or recorded in connection with the transactions contemplated by this Agreement, and the transfer shall be evidenced solely by the Assignment of Membership Interests and the corresponding updates to the Operating Agreement and the membership ledger of Canvas.

4. THE COMPANY LLC AND THE PROPERTY

4.1 Status of Canvas. Canvas is a Florida limited liability company, validly existing and in good standing, and is the sole record and beneficial owner of the Property. Following Closing, Canvas shall continue in existence as a wholly-owned subsidiary of Pubco.

4.2 Title to the Property. Canvas holds good and marketable fee simple title to the Property, subject only to the Permitted Exceptions.

4.3 Survey and Inspection. Pubco shall have the right, prior to Closing, to obtain a current survey of the Property and to inspect the Property, Canvas's books and records, the Operating Agreement, the membership ledger, and all related documents, in each case at reasonable times and upon reasonable notice.

4.4 Continuity of Title; No Recording. Because the Property remains titled in Canvas and only the Membership Interests are transferred, the Change of Control shall not effect, and shall not require the recording of, any deed or other instrument of conveyance of the Property, consistent with Section 3.7.

4.5 Documentary Stamp Tax; Conduit Entity. The Parties acknowledge that, under Section 201.02, Florida Statutes, a transfer of membership interests in an entity that holds Florida real property may be subject to Florida documentary stamp tax if the entity is treated as a "conduit entity" (generally, where the real property was conveyed to the entity and the ownership interests are transferred for consideration within three (3) years thereafter). The Parties shall confirm with Florida tax counsel the applicability of, and the responsibility for, any such tax prior to Closing.

5. CHANGE OF CONTROL; BOARD AND OFFICER CHANGES

5.1 Change of Control. The Parties acknowledge and agree that the transfer and delivery of the Consideration Shares to the Members, together with the super-voting rights of the Series A Preferred Stock set forth in the Certificate of Designation, will vest voting and economic control of Pubco in the Members and result in a change in a majority of the Board, thereby effecting the Change of Control. The Members are referred to in such capacity as the Incoming Control Party.

5.2 Board Resolution — Director Nominations. The Board shall adopt resolutions nominating and appointing the designee(s) of the Incoming Control Party to the Board, effective at Closing and, to the extent a Schedule 14F-1 is required, no earlier than the expiration of the applicable Rule 14f-1 waiting period.

5.3 Officer Appointments. The Board shall adopt resolutions appointing the Incoming Control Party's designees to such officer positions as the Parties may mutually agree (including, without limitation, Chief Executive Officer, Chief Financial Officer, and Secretary), effective at Closing. The current officers of Pubco shall tender resignations to the extent necessary to permit the foregoing appointments, in each case effective concurrently with the appointments and subject to the indemnification protections set forth in Section 12.

5.4 Resignations of Outgoing Directors and Officers. The current directors and officers of Pubco (other than any who are to continue by mutual agreement) shall tender written resignations effective at Closing, subject to the release of accrued obligations and the indemnification and exculpation protections set forth in Section 12 and Pubco's governing documents.

5.5 Schedule 14F-1 Filing. If and to the extent Pubco is a reporting company required to comply with Rule 14f-1, then not later than ten (10) calendar days prior to the anticipated Closing Date, Pubco shall prepare, file with the SEC, and mail (or otherwise transmit) to its stockholders an Information Statement on Schedule

14F-1 describing the change in a majority of the Board contemplated hereby, and the ten (10) calendar day statutory waiting period thereunder shall have expired prior to the Closing Date. The Incoming Control Party shall provide all biographical, beneficial-ownership, and other information regarding its designees as is reasonably required for the Schedule 14F-1.

5.6 Independent Directors. The Parties may jointly agree to use commercially reasonable efforts to identify, vet, and appoint independent directors meeting applicable independence standards following Closing.

5.7 Effectiveness; Conditioned on Closing. Notwithstanding the foregoing, no director or officer change shall take effect prior to the transfer of the Consideration Shares to the Members and Closing. Upon a Trigger Event occurring prior to Closing, the contemplated appointments shall not take effect; upon a Trigger Event occurring after Closing, such appointments shall be rescinded in accordance with Section 14.

6. CONDITIONS PRECEDENT TO CLOSING

The obligations of the Parties to consummate the Closing and to cause the transfer of the Consideration Shares to the Members are subject to the satisfaction (or written waiver by the Party entitled to the benefit thereof) of each of the following conditions precedent:

6.1 Delivery of Membership Interests. The Members shall have delivered the executed Assignment of Membership Interests (Exhibit A) transferring all of the Membership Interests to Pubco, free and clear of all liens, claims, and encumbrances, on or before the Closing Deadline. As a further condition, the Members shall have executed and delivered to Selkirk the Stock Power (Exhibit B) covering the Consideration Shares, as contemplated by Section 2.

6.2 LLC Records. The Members shall have delivered Canvas's Operating Agreement, membership ledger (updated to reflect Pubco as the sole member), articles of organization, and a Florida certificate of status (good standing) dated within ten (10) days of Closing.

6.3 Corporate Authorization. The Board shall have adopted resolutions authorizing this Agreement, the acquisition of the Membership Interests, the transfer of the Consideration Shares, and the board and officer changes contemplated by Section 5.

6.4 Securities Compliance. The transfer of the Consideration Shares shall comply with applicable federal and state securities laws, including the availability of an exemption from registration under the Securities Act and the placement of appropriate restrictive legends pursuant to Rule 144.

6.5 Board and Officer Changes. The Board shall have adopted resolutions nominating and appointing the Incoming Control Party's director and officer designees effective at Closing, and the outgoing directors and officers shall have tendered resignations effective at Closing, in each case in accordance with Section 5.

6.6 Closing Deliverables. Each Party shall have delivered the documents and certificates set forth on Schedule D (Closing Deliverables).

6.7 No Material Adverse Change. Since the Effective Date, no Material Adverse Change with respect to Canvas, the Property, or Pubco shall have occurred and be continuing, and no material portion of the Property shall have been damaged by casualty or be subject to a pending or threatened condemnation, except as the Parties may otherwise agree in writing.

7. COVENANTS OF PUBCO

7.1 Transfer Agent Instructions. Pubco shall, on a timely basis, provide all instructions, board resolutions, and supporting documents reasonably required by Pubco's transfer agent to give effect to the transfer and delivery of the Consideration Shares.

7.2 Securities and Corporate Filings. To the extent Pubco is a reporting company required to do so, Pubco shall make all securities and corporate filings required in connection with the transfer of the Consideration Shares and the Change of Control, including any required state "blue sky" notice filings, any Schedule 14F-1, and the Current Reports on Form 8-K described in Section 9.

7.3 Director and Officer Designees. The Incoming Control Party shall be entitled to designate director and officer nominees pursuant to Section 5, and shall cause such designees to discharge their fiduciary duties consistent with applicable law and Pubco's governing documents.

7.4 Maintenance of Subsidiary. Following Closing, Pubco shall cause Canvas to maintain its existence in good standing and to continue to hold title to the Property, subject to Pubco's discretion to operate, lease, develop, refinance, or dispose of the Property or Canvas in accordance with applicable law.

7.5 Reporting Status. To the extent Pubco is subject to the reporting requirements of the Exchange Act, Pubco shall use commercially reasonable efforts to remain current in such reporting obligations and to make any disclosure required in connection with the transactions contemplated hereby.

7.6 Post-Closing Good Standing and Company Expenses. From and after Closing, the Incoming Control Party and Canvas shall cause the Company to be maintained in good standing under the laws of the State of Florida and each other jurisdiction in which the Company is qualified to do business, including by causing the timely filing of all annual reports and the payment of all franchise taxes, fees, and similar charges necessary to keep the Company active and in good standing. From and after Closing, the Incoming Control Party and Canvas shall further pay, or cause the Company to pay, all expenses, liabilities, and obligations of the Company arising on or after the Closing Date on a go-forward basis, including, without limitation, the costs of maintaining the Company's corporate existence, registered agent, transfer agent, audit and accounting, and public-company or reporting status (to the extent applicable). The Incoming Control Party shall cause the incoming directors and officers of the Company to comply with, and to take all actions reasonably necessary to give effect to, this Section 7.6.

8. PRE-CLOSING COVENANTS OF THE MEMBERS AND THE COMPANY LLC

8.1 Ordinary Course; Maintenance. Between the Effective Date and the Closing Date, the Members shall cause Canvas to maintain the Property in its present condition (ordinary wear and tear excepted), maintain existing insurance, and operate Canvas and the Property consistent with past practice.

8.2 No Encumbrances; No New Units. Between the Effective Date and the Closing Date, the Members and Canvas shall not, without the prior written consent of Pubco: (a) sell, transfer, pledge, lease, mortgage, or further encumber the Property or any Membership Interests; (b) issue, sell, or grant any membership interest, option, or other equity right in Canvas; (c) grant any easement, license, or other interest in the Property; (d) enter into, amend, or terminate any material contract, lease, or service agreement affecting Canvas or the Property; (e) incur any indebtedness or liability of Canvas outside the ordinary course; or (f) take any action that would impair marketable title to the Property or the Membership Interests.

8.3 MAC Notice. The Members shall promptly notify Pubco in writing of any event, change, or occurrence that constitutes, or would reasonably be expected to result in, a Material Adverse Change with respect to Canvas or the Property.

8.4 Access. The Members and Canvas shall provide Pubco and its representatives reasonable access during normal business hours to the Property and to all books, records, leases, organizational documents, and tax records of Canvas for purposes of confirming the Conditions Precedent.

8.5 Liens and Payoffs. The Members shall cause all mortgages, judgments, tax liens, and other monetary encumbrances on the Property or the Membership Interests (other than Permitted Exceptions) to be satisfied and released at or prior to Closing.

8.6 Information for Schedule 14F-1. The Members, as the Incoming Control Party, shall cooperate with Pubco and timely provide all biographical, beneficial-ownership, and other information regarding their director and officer designees reasonably required to prepare and file any Schedule 14F-1 and the related Form 8-K, in each case to the extent such filings are required.

9. SEC AND REGULATORY COVENANTS

9.1 Schedule 14F-1. To the extent required, Pubco shall comply with the Schedule 14F-1 filing, transmittal, and waiting-period requirements set forth in Section 5.5 prior to the effectiveness of the board changes contemplated hereby.

9.2 Form 8-K Filings. Following Closing, and to the extent Pubco is a reporting company required to do so, Pubco shall file, on a timely basis, one or more Current Reports on Form 8-K reporting (a) the acquisition of Canvas under Item 2.01, (b) the change of control under Item 5.01, and (c) the departure and appointment of directors and officers under Item 5.02, together with such financial statements of Canvas and exhibits as may be required by applicable rules.

9.3 Beneficial Ownership Reports. To the extent required under the Exchange Act, the Members acknowledge that, upon transfer of the Consideration Shares to them, they may become beneficial owners of more than 5% (and likely more than 10%) of a class of Pubco’s voting securities and, in such event, would be required to file beneficial-ownership reports (Schedule 13D, and/or Forms 3, 4, and 5) under the Exchange Act within the applicable statutory periods; in each case, the Members shall timely make all such filings only if and to the extent required to do so.

9.4 OTC Markets Profile. Promptly following Closing, Pubco shall update its OTC Markets Issuer Profile to reflect the new officers, directors, principal address, beneficial ownership, and the acquisition of Canvas.

9.5 Press Releases and Public Communications. The Parties shall coordinate on the content and timing of any press release or other public communication regarding this Agreement and the transactions contemplated hereby. Except as required by applicable law, regulation, or marketplace rule, no Party shall issue any such public communication without the prior written consent of the other Parties.

10. REPRESENTATIONS AND WARRANTIES

10.1 Of Pubco. Pubco represents and warrants to the Members that: (a) Organization. Pubco is duly organized, validly existing, and in good standing under the laws of the State of Florida and has full corporate power to conduct its business and to acquire the Membership Interests. (b) Authority; Binding Agreement. Pubco has the corporate power and authority to enter into this Agreement, which has been (or will be prior to

Closing) duly authorized by all necessary corporate action, and this Agreement constitutes the legal, valid, and binding obligation of Pubco, enforceable in accordance with its terms. (c) Valid Issuance. The Consideration Shares are duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights, and were issued in compliance with applicable securities laws. (d) Capitalization. The capitalization of Pubco is as set forth in its most recent public filings and on Schedule C. (e) SEC Reports. To the extent Pubco is a reporting issuer, it has filed all material reports required under the Exchange Act for the two (2) years preceding the Effective Date, except as disclosed on Schedule C. (f) Change of Control Authorization. Pubco has, or prior to Closing will have, taken all corporate action necessary to give effect to the transfer of the Consideration Shares and the board and officer changes necessary to effect the Change of Control. (g) Litigation. Except as disclosed on Schedule C, there is no pending or, to Pubco's knowledge, threatened litigation that would impair Pubco's ability to consummate the transactions contemplated hereby.

10.2 Of the Members and Canvas. The Members and Canvas, jointly and severally, represent and warrant to Pubco that: (a) Organization. Canvas is a Florida limited liability company, validly existing and in good standing, with full power to own the Property and to carry on its business. (b) Title to Units. The Members own, beneficially and of record, one hundred percent (100%) of the Membership Interests, free and clear of all liens, claims, and encumbrances; the Membership Interests are duly authorized and validly issued; and there are no outstanding options, warrants, or other rights to acquire any equity of Canvas. (c) Authority. Each Member and Canvas has full power and authority to enter into and perform this Agreement, which constitutes its legal, valid, and binding obligation. (d) Title to Property. Canvas holds good and marketable fee simple title to the Property, free and clear of all liens and encumbrances other than the Permitted Exceptions. (e) No Undisclosed Liabilities. Canvas has no liabilities or obligations of any nature, whether accrued, contingent, or otherwise, except as disclosed on Schedule C or incurred in the ordinary course consistent with past practice. (f) Litigation; Condemnation. There is no pending or, to the Members' knowledge, threatened litigation, lien, condemnation, or special assessment affecting Canvas, the Membership Interests, or the Property except as disclosed on Schedule C. (g) Compliance; Environmental. To the Members' knowledge, Canvas and the Property comply with applicable laws (including zoning and environmental laws), and the Members have received no notice of any violation or of the presence or release of hazardous substances at the Property, except as disclosed on Schedule C. (h) Leases and Occupancy. Except as disclosed on Schedule C, there are no leases, tenancies, or occupancy rights, and no service contracts that will bind Canvas or Pubco after Closing. (i) Taxes. Canvas has filed all required tax returns and paid all taxes due, except as disclosed on Schedule C. (j) Investment Representations. Each Member is acquiring the Consideration Shares for its own account for investment purposes and not with a view to distribution; each Member is an "accredited investor" as defined in Rule 501 of Regulation D (or otherwise qualifies for an applicable exemption); each Member has had the opportunity to conduct its own due diligence regarding Pubco; and each Member understands that the Consideration Shares are "restricted securities" subject to the resale limitations of Rule 144. (k) Designee Information. The information regarding the Members and their director and officer designees furnished for any Schedule 14F-1 and other filings is, and will be, true and correct in all material respects.

10.3 Of Selkirk. Selkirk represents and warrants to Pubco and the Members that: (a) Organization; Authority. Selkirk is a limited liability company validly existing and in good standing, and has full power and authority to enter into and perform this Agreement, which constitutes its legal, valid, and binding obligation. (b) Title to Consideration Shares. Selkirk is the record and beneficial owner of the Consideration Shares, free and clear of all liens, claims, and encumbrances (other than applicable securities-law restrictions), and has full right and authority to transfer and deliver the Consideration Shares to the Members as contemplated by this Agreement. (c) No Conflicts. The execution, delivery, and performance of this

Agreement by Selkirk do not violate its organizational documents or any material agreement or order binding upon it.

10.4 "As-Is" Acquisition. Except for the express representations and warranties set forth in this Agreement, Pubco acquires the Membership Interests, and indirectly the Property, in their "AS-IS, WHERE-IS" condition, and the Members make no other representations or warranties, express or implied.

11. TAX MATTERS

11.1 Documentary Stamp Tax; Conduit Entity. As set forth in Section 4.5, the Parties shall confirm with Florida tax counsel whether the transfer of the Membership Interests is subject to Florida documentary stamp tax under Section 201.02, Florida Statutes, and shall allocate responsibility for any such tax as the Parties agree.

11.2 Real Property Tax Prorations. Because title to the Property remains in Canvas, real property taxes generally continue to be borne by Canvas; provided that the Parties may agree to economic prorations as of the Closing Date with respect to taxes, assessments, association dues, and similar items.

11.3 Section 382 Acknowledgment. The Parties acknowledge that the Change of Control contemplated hereby is expected to constitute an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and that Pubco's ability to utilize its net operating loss carryforwards (as reflected in Pubco's most recent financial statements) may be subject to annual limitation under Section 382 following Closing. Each Party shall be responsible for its own evaluation of the tax consequences of the transactions contemplated by this Agreement.

11.4 Characterization. Each Party shall be responsible for its own evaluation of whether the exchange of the Membership Interests for the Consideration Shares qualifies as a tax-deferred contribution or exchange under the Code. To the extent a transaction under Section 351 of the Code is intended, the Parties shall cooperate in good faith to make appropriate filings and elections.

11.5 Cooperation. The Parties shall reasonably cooperate in connection with the filing of tax returns and any audit, examination, or proceeding relating to taxes of Canvas for periods that include the Closing Date.

12. INDEMNIFICATION

12.1 By the Members. From and after Closing, the Members shall, jointly and severally, indemnify, defend, and hold harmless Pubco and its officers, directors, employees, affiliates, successors, and assigns from and against any and all claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) arising out of or relating to (a) any breach of the Members' or Canvas's representations, warranties, or covenants; (b) any defect in title to the Membership Interests or the Property not constituting a Permitted Exception; (c) any liability of Canvas not disclosed on Schedule C and arising prior to Closing; or (d) any environmental condition or violation of law affecting the Property and arising prior to Closing.

12.2 By Pubco and the Incoming Control Party. From and after Closing, Pubco and the Incoming Control Party shall, jointly and severally, indemnify, defend, and hold harmless the Members from and against any and all claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) arising out of or relating to (a) any breach of Pubco's or the Incoming Control Party's representations, warranties, or covenants; or (b) any obligation relating to Canvas or the Property accruing on or after Closing.

12.3 Indemnification of Outgoing Directors and Officers. From and after Closing, Pubco and the Incoming Control Party shall, jointly and severally, indemnify, defend, and hold harmless Pubco's outgoing directors and officers (including, without limitation, Paul Strickland), and their respective heirs, executors, successors, and assigns, from and against any and all claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) arising out of or relating to any act, omission, decision, or transaction of Pubco occurring at or prior to the Closing Date, or any claim asserted against any such Person in his or its capacity as an officer or director of Pubco at any time prior to the Closing Date, except to the extent of conduct constituting fraud or intentional misconduct adjudicated by a final, non-appealable order of a court of competent jurisdiction.

12.4 Survival of Bylaw Indemnification. Neither the Incoming Control Party nor the post-Closing Pubco shall amend, repeal, or modify any provision of Pubco's articles of incorporation, bylaws, or any indemnification agreement in a manner that would adversely affect the indemnification, exculpation, or advancement-of-expenses rights of any Person who served as a director or officer of Pubco at any time prior to the Closing Date, in respect of service occurring at or prior to the Closing Date. Such indemnification rights shall survive the Change of Control for the full applicable statute-of-limitations period.

12.5 Procedure. The indemnified party shall promptly notify the indemnifying party of any claim, suit, or proceeding for which indemnification is sought, and the indemnifying party shall have the right to assume the defense thereof with counsel reasonably acceptable to the indemnified party; provided that the indemnified party may participate in such defense at its own expense.

13. RESTRICTIVE COVENANTS

13.1 Confidentiality. Each Party shall hold in strict confidence and shall not disclose to any third party (other than its representatives on a need-to-know basis) any non-public information regarding the other Parties, Canvas, the Property, or the transactions contemplated by this Agreement, except as required by law, regulation, or applicable marketplace rule. The obligations of this Section shall survive any termination or rescission of this Agreement for a period of three (3) years.

13.2 Non-Disparagement. No Party shall, directly or indirectly, make any public statement (including via press release, social media, or other electronic communication) that disparages or impugns the reputation of any other Party or its affiliates, officers, directors, employees, or members.

13.3 Press Releases. Without limiting Section 9.5, the Parties shall coordinate on the content and timing of any press release announcing the execution of this Agreement, the Closing, or any other material milestone.

14. FORFEITURE AND RESCISSION FOR NON-PERFORMANCE

14.1 Trigger Events. Each of the following shall constitute a "Trigger Event" entitling Pubco to declare a forfeiture and rescission under this Section 14: (a) the failure by the Members to deliver the Membership Interests free and clear by the Closing Deadline, as described in Section 3; (b) any material breach by the Members or Canvas of their representations, warranties, or covenants under this Agreement, including any misrepresentation regarding title to the Membership Interests or the Property under Section 10.2; (c) the existence at Closing of any undisclosed lien, encumbrance, or liability of Canvas (other than a Permitted Exception or a disclosed item) that the Members fail to cure; (d) the existence of undisclosed environmental liabilities affecting the Property; or (e) the failure by the Members, as the Incoming Control Party, to provide the information required for any Schedule 14F-1 or related filings (to the extent such filings are

required) such that such filings cannot be made; in each case, that remains uncured for a period of fifteen (15) calendar days following written notice from Pubco.

14.2 Forfeiture of Consideration Shares. Upon a Trigger Event, the Consideration Shares shall be deemed forfeited and shall be returned to Selkirk by means of the Stock Power held by Selkirk, without further consideration. The Members shall take all actions reasonably requested by Pubco or Selkirk to give effect to such return upon presentation of a written notice of Trigger Event by Pubco.

14.3 Rescission of Exchange. Upon a Trigger Event occurring after the transfer of the Membership Interests, the Parties shall cooperate to unwind the exchange to the extent reasonably practicable, including by re-assigning the Membership Interests back to the Members and restoring the membership ledger of Canvas, and the Consideration Shares shall be cancelled. Because title to the Property at all times remains in Canvas, no reconveyance or re-recording of any deed shall be required to effect such unwinding.

14.4 Rescission of Appointments and Agreements. Upon a Trigger Event, all board appointments, officer appointments, and ancillary agreements entered into pursuant to or in contemplation of this Agreement shall be rescinded automatically, without need for further Board action. The Incoming Control Party's director and officer designees shall tender resignations effective as of the date of the Trigger Event notice, and Pubco's directors and officers serving immediately prior to the Effective Date shall be restored to all positions then held.

14.5 Survival of Liabilities. Notwithstanding any rescission contemplated by this Section 14, each Party shall remain liable for any damages caused by its breach of this Agreement, and for any obligations relating to Canvas or the Property that accrued during the period in which Pubco held the Membership Interests or the Incoming Control Party held control of Pubco.

15. DEFAULT AND REMEDIES

15.1 Specific Performance. The Parties acknowledge that the Membership Interests and the Property are unique and that monetary damages may be inadequate to remedy a breach of this Agreement, and that each Party shall be entitled to seek specific performance and other equitable relief in addition to any other available remedy, without the requirement to post bond.

15.2 Liquidated Damages. In lieu of rescission under Section 14, Pubco may, in its sole discretion, elect to retain the Membership Interests and recover from the Members, as liquidated damages and not as a penalty, an amount to be agreed by the Parties in a separate schedule, representing a reasonable estimate of the diminution in value resulting from the Members' breach.

15.3 Cumulative Remedies. Except as expressly provided herein, the rights and remedies of the Parties under this Agreement are cumulative and not exclusive of any rights or remedies otherwise available at law or in equity.

16. GOVERNING LAW; JURISDICTION; VENUE

16.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to its conflict-of-laws principles.

16.2 Exclusive Jurisdiction and Venue. The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Miami-Dade County, Florida, for the resolution of any dispute arising out of or relating to this Agreement, and waive any objection based on forum non conveniens.

16.3 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17. MISCELLANEOUS

17.1 Entire Agreement. This Agreement, together with the Assignment of Membership Interests, the Stock Power, the Certificate of Designation, the schedules, the exhibits, and the addendum referenced herein, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements.

17.2 Amendments. No amendment to this Agreement shall be effective unless in writing and signed by each Party.

17.3 Assignment. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties, except that Pubco may assign to a wholly-owned affiliate so long as Pubco remains primarily liable.

17.4 No Third-Party Beneficiaries. Except for the outgoing directors and officers indemnified under Section 12, this Agreement is solely for the benefit of the Parties and is not intended to confer any rights on any third party.

17.5 Force Majeure. No Party shall be liable for delay or failure in performance (other than payment or share-transfer obligations) resulting from acts or events beyond such Party's reasonable control, including acts of God, pandemic, war, terrorism, governmental action, or labor disruption.

17.6 Severability. If any provision is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

17.7 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by electronic means (PDF or recognized e-signature platform) shall be deemed originals.

17.8 Headings; Interpretation. Section and schedule headings are for convenience only and shall not affect construction. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation." The terms "hereof," "herein," and "hereunder" refer to this Agreement as a whole.

17.9 Notices. All notices shall be in writing and delivered to the addresses set forth on the signature page, or to such other address as a Party may designate by written notice to the other.

17.10 Related-Party Transaction; Disclosure and Approval. The Parties acknowledge and disclose that this Agreement is a related-party transaction: Paul Strickland serves as Secretary and a director of Pubco and as Managing Member of Selkirk, and Selkirk is the holder of the Consideration Shares being transferred to the Members hereunder. The material facts of this relationship and of Mr. Strickland's interest have been disclosed to, and the disinterested members of, Pubco's Board of Directors, who have reviewed and approved this Agreement and the transactions contemplated hereby as fair to, and in the best interests of, Pubco and its stockholders, with Mr. Strickland abstaining from the Pubco approval to the extent of his interest. Each Party, having had the opportunity to consult independent counsel, knowingly waives any objection to the validity or enforceability of this Agreement based solely on the existence of such related-

party relationship; provided that nothing in this Section 17.10 limits any Party's rights or remedies for breach of this Agreement, or any disclosure or approval requirement under applicable law.

[Signature Page Follows]

[Signature Page to Membership Interest Exchange and Change of Control Agreement]

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

PUBCO:

SB Technology Holdings, Inc.

By: ______________________________

Name: Paul Strickland

Title: Sole Director and Officer

Date: 6/8/2026

THE COMPANY LLC:

Canvas 2709, LLC

By: ______________________________

Name: Jessika Contreras

Title: Manager / Authorized Member

Date: 06/07/2026

THE MEMBERS / INCOMING CONTROL PARTY:

By: ______________________________

Name: Jessika Contreras

Title: Member

Date: 6/8/2026

SELKIRK:

Selkirk Global Holdings, LLC

By: ______________________________

Name: Paul Strickland

Title: Managing Member

Date: 6/8/2026

SCHEDULE A

Canvas and the Property

Canvas: Canvas 2709, LLC, a Florida limited liability company (Florida Document No. L19000013794).

Property Address: 7311 NW 12th Street, Unit #15, Miami, Florida 33125.

Folio / Parcel Identification Number: 30-3035-014-0150

DORAL FLEX II CONDO UNIT 15 UNDIV 2.926% INT IN COMMON ELEMENTS OFF REC 20912-3684 COC 22622-2616 08 2004 1

Legal Description: [Insert the full legal description from the deed and public records — e.g., Unit 15, [Condominium/Subdivision Name], according to the Declaration of Condominium (or Plat) thereof, as recorded in [Official Records Book 34661, Page 3450 / Plat Book 20912, Page 3684], of the Public Records of Miami-Dade County, Florida, together with all common-element interests, improvements, fixtures, easements, and appurtenances.]

Item	Description
Title Holder	Canvas 2709, LLC (record owner of the Property)
Property Type	[Condominium unit / commercial unit / warehouse bay — confirm]
Approximate Area	[1,509 square feet]
Mortgage / Financing	[None / balance and status — confirm]
Existing Liens	[List any liens to be satisfied at Closing, or "None"] None

SCHEDULE A-1 — Members and Membership Interests

Member	Units / %	Consideration Shares
Jessika Contreras	100 %	95,858,282
	%	
Total	100%	95,858,282

SCHEDULE B

Permitted Exceptions

Title to the Property (held by Canvas) is subject only to the following Permitted Exceptions (to be finalized prior to Closing):

Category	Description
Real Property Taxes	Taxes and assessments for the current year and subsequent years, not yet due and payable.
Recorded Easements	Easements, restrictions, reservations, and rights-of-way of record, if any.
Declaration / CC&Rs	Declaration of condominium or covenants, conditions, and restrictions, and any association rules, if applicable.
Zoning / Building Codes	Applicable zoning ordinances and building codes.
Survey Matters	Matters that would be disclosed by an accurate current survey of the Property.
Other	[Any additional exceptions accepted by Pubco.]

Monetary liens, mortgages, judgments, and delinquent taxes are NOT Permitted Exceptions and shall be satisfied or released at or prior to Closing.

SCHEDULE C

Disclosure Schedules

These Disclosure Schedules are delivered in connection with the representations and warranties set forth in Section 10. A disclosure under one item shall be deemed disclosed as to any other item to which its applicability is reasonably apparent on its face.

Item	Reference	Disclosure
C-1 Title to Units	Section 10.2(b)	[Confirm Members own 100% of Units free and clear; list any pledges. To be supplemented.]
C-2 Title / Liens (Property)	Section 10.2(d)	[List existing mortgages, liens, or encumbrances on the Property, with payoff/consent status.]
C-3 LLC Liabilities	Section 10.2(e)	[List all liabilities of Canvas, or state "None outside ordinary course."]
C-4 Litigation	Section 10.2(f)	[None pending or threatened, except as listed. To be confirmed.]
C-5 Environmental	Section 10.2(g)	[Disclose any known environmental condition/notice, or state "None known."]
C-6 Leases / Occupancy	Section 10.2(h)	[List any leases/occupancy/service contracts, or state "None."]
C-7 LLC Taxes	Section 10.2(i)	[Status of Canvas tax returns and payments.]
C-8 Pubco Capitalization	Section 10.1(d)	[Pubco capitalization, including authorized/outstanding Series A Preferred. To be supplemented.]
C-9 Pubco SEC Reports / Litigation	Section 10.1(e),(g)	[Status of Exchange Act reports; any litigation. To be supplemented.]

Items marked "To be supplemented" will be completed and delivered prior to Closing.

SCHEDULE D

Closing Deliverables

Item	Delivered By	Description
1. Assignment of Membership Interests	Members	Executed instrument (Exhibit A) transferring 100% of the Membership Interests to Pubco, free and clear.
2. Irrevocable Stock Power (Series A)	Members	Executed, undated stock power (Exhibit B) covering the Consideration Shares, delivered to Selkirk for use solely upon a Trigger Event.
3. LLC Operating Agreement & Member Ledger	Members	Operating Agreement and membership ledger updated to reflect Pubco as sole member.
4. LLC Good Standing	Members	Florida certificate of status for Canvas dated within 10 days of Closing.
5. Board Resolutions	Pubco	Resolutions authorizing the exchange, the transfer of the Consideration Shares, and the board/officer changes.
6. Certificate of Designation	Pubco	Filed Certificate of Designation establishing the super-voting Series A Preferred Stock.
7. Resignations & Appointments	Pubco	Resignations of outgoing directors/officers and resolutions appointing the Incoming Control Party's designees, effective at Closing.
8. Consideration Shares	Pubco	Book-entry/certificate for the Consideration Shares, with restrictive legend, delivered to the Members at Closing, with transfer-agent instructions.
9. Securities Filings	Pubco	Form 8-K (Items 2.01, 5.01, 5.02), and any required state notices, to the extent required.
10. Cross-Receipts	All Parties	Mutual receipts evidencing delivery of all closing items.

No deed or instrument of conveyance of the Property is included among the Closing Deliverables, because title remains vested in Canvas (see Sections 3.7 and 4.4).

ADDENDUM 1

Post-Closing / Transition Checklist

This Addendum 1 sets forth post-closing and transition items to be performed by the Parties in connection with the exchange and the Change of Control. Specific timing for each item will be agreed on a reasonable schedule at or promptly following Closing.

Workstream	Action Item	Responsible Party
LLC Records	Update Operating Agreement and membership ledger to reflect Pubco as sole member; file any Florida amendment if needed.	Pubco / Members
Title Confirmation	Confirm title remains vested in Canvas; no deed or recording required.	Pubco / Title Co.
Consideration Shares	Transfer, legend, and deliver the Consideration Shares to the Members; update transfer agent records.	Pubco
Schedule 14F-1 / 8-K	If required, file and transmit Schedule 14F-1; file Form 8-K (Items 2.01, 5.01, 5.02) with LLC financial statements.	Pubco
Board / Officer Transition	Effect resignations and appointments; update minute book; D&O onboarding.	Pubco / Incoming Control Party
Beneficial Ownership	Members to make any required Schedule 13D and Section 16 (Forms 3/4/5) filings.	Members
Documentary Stamp / §201.02	Confirm conduit-entity analysis with Florida tax counsel; pay any applicable tax.	Pubco / Members
EDGAR / OTC Markets	Update EDGAR filer contacts; update OTC Markets Issuer Profile and Officer/Director Questionnaire.	Pubco / Incoming Control Party
Books and Records	Deliver Canvas records, property files, leases, and tax returns.	Members

Execution Version. Schedules and Exhibits to be completed and attached at signing. Securities, real estate, and Florida tax counsel have been afforded the opportunity to review prior to execution.